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                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                                SHIVA CORPORATION

                                       AND

                            ISOLATION SYSTEMS LIMITED















                          Dated as of February 18, 1998


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                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

ARTICLE I - THE PURCHASE......................................................1
         1.1.     Purchase and Sale of Assets.................................1
         1.2.     Assumption of Liabilities...................................3
         1.3.     Purchase Price..............................................4
         1.4.     The Closing.................................................4
         1.5.     Escrow......................................................5
         1.6.     Allocation..................................................6
         1.7.     Post-Closing Adjustments....................................6
         1.8.     Further Assurance...........................................7

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE SELLER.....................7
         2.1.     Organization, Qualification and Corporate Power.............8
         2.2.     Capitalization..............................................8
         2.3.     Authorization of Transaction; Noncontravention;
                  No Consents or Approvals....................................8
         2.4.     Ownership and Condition of Assets..........................10
         2.5.     Financial Statements.......................................10
         2.6.     Absence of Certain Changes.................................10
         2.7.     Undisclosed Liabilities....................................10
         2.8.     Tax Matters................................................11
         2.9.     Acquired Assets Complete...................................12
         2.10.    Intellectual Property......................................12
         2.11.    Inventory..................................................14
         2.12.    Real Property..............................................14
         2.13.    Contracts..................................................15
         2.14.    Accounts Receivable........................................15
         2.15.    Insurance..................................................15
         2.16.    Litigation.................................................16
         2.17.    Product Liability..........................................16
         2.18.    Product Warranty...........................................16
         2.19.    Employees..................................................16
         2.20.    Employee Benefits..........................................17
         2.21.    Legal Compliance...........................................18
         2.22.    Certain Business Relationships With Affiliates.............18
         2.23.    Brokers' Fees..............................................18
         2.24.    Books and Records..........................................18
         2.25.    Customers and Suppliers....................................18
         2.26.    Seller Action..............................................18
         2.27.    Permits....................................................19
         2.28.    Additional Financial Information...........................19

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         2.29.    Export Controls............................................19
         2.30.    Year 2000 Matters..........................................19
         2.31.    Disclosure.................................................20

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE BUYER....................20
         3.1.     Organization...............................................20
         3.2.     Capitalization.............................................20
         3.3.     Authorization of Transaction...............................20
         3.4.     Noncontravention...........................................21
         3.5.     Reports and Financial Statements...........................21
         3.6.     Absence of Material Adverse Changes........................22
         3.7.     Brokers' Fees..............................................22
         3.8.     Litigation.................................................22
         3.9.     Investment Canada Act......................................22
         3.10.    GST........................................................22

ARTICLE IV - COVENANTS.......................................................22
         4.1.     Best Efforts...............................................22
         4.2.     Notices and Consents.......................................22
         4.3.     Approval of Shareholders...................................23
         4.4.     Operation of Business......................................23
         4.5.     Full Access................................................25
         4.6.     Notice of Breaches.........................................26
         4.7.     Exclusivity................................................26
         4.8.     Voting Agreement...........................................26
         4.9.     Offer of Employment........................................26
         4.10.    Transactions With Subsidiaries.............................27
         4.11.    Bulk Sales.................................................28
         4.12.    Tax Returns................................................28

ARTICLE V - CONDITIONS TO CONSUMMATION OF TRANSACTION........................28
         5.1.     Conditions to Each Party's Obligations.....................28
         5.2.     Conditions to Obligations of the Buyer.....................28
         5.3.     Conditions to Obligations of the Seller....................30

ARTICLE VI - POST-CLOSING COVENANTS..........................................30
         6.1.     Proprietary Information....................................30
         6.2.     Solicitation and Hiring. ..................................31
         6.3.     Non-Competition............................................31
         6.4.     Sharing of Data............................................31
         6.5.     Use of Name................................................32
         6.6.     Cooperation in Litigation..................................32
         6.7.     Maintenance of Corporate Existence.........................32
         6.8.     Estoppel Certificates......................................33

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ARTICLE VII - INDEMNIFICATION................................................33
         7.1.     Indemnification By the Seller..............................33
         7.2.     By the Buyer...............................................34
         7.3.     Limitations on Indemnification.............................34
         7.4.     Third-Party Claims.........................................35

ARTICLE VIII - TERMINATION...................................................37
         8.1.     Termination of Agreement...................................37
         8.2.     Effect of Termination......................................38

ARTICLE IX - DEFINITIONS.....................................................39

ARTICLE X - MISCELLANEOUS....................................................41
         10.1.    Press Releases and Announcements...........................41
         10.2.    No Third Party Beneficiaries...............................41
         10.3.    Entire Agreement...........................................41
         10.4.    Succession and Assignment..................................41
         10.5.    Counterparts...............................................41
         10.6.    Facsimile Execution........................................41
         10.7.    Headings...................................................41
         10.8.    Notices....................................................42
         10.9.    Governing Law..............................................43
         10.10.   Amendments and Waivers.....................................43
         10.11.   Severability...............................................43
         10.12.   Expenses...................................................43
         10.13.   Specific Performance.......................................44
         10.14.   Construction...............................................44
         10.15.   Incorporation of Exhibits and Schedules....................44
         10.16.   Transfer and Sales Tax.....................................44

EXHIBITS

Exhibit A - Bill of Sale

Exhibit B - Assumption Agreement

Exhibit C - Escrow Agreement

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                            ASSET PURCHASE AGREEMENT


         Agreement entered into as of February 18, 1998 between Shiva Corporation, a Massachusetts corporation (the "Buyer"), and Isolation Systems Limited, a corporation incorporated under the laws of the Province of Ontario (the "Seller"). The Buyer and the Seller are referred to collectively herein as the "Parties." For purposes of this Agreement, all dollar amounts are denominated in United States dollars except as specifically provided herein.

         This Agreement contemplates a transaction in which the Buyer will purchase substantially all of the assets and assume substantially all of the liabilities of the Seller, in each case, to the extent specifically set forth in this Agreement.

         Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.


                                    ARTICLE I

                                  THE PURCHASE

         1.1.     PURCHASE AND SALE OF ASSETS.

                           (a)      Upon and subject to the terms and conditions
of this Agreement, the Buyer shall purchase from the Seller, and the Seller shall sell, transfer, convey, assign and deliver to the Buyer, at the Closing (as defined in Section 1.4(a)), for the consideration specified below in this
Article I, all right, title and interest in and to the following assets of the Seller existing as of the Closing (collectively, the "Acquired Assets"):

                                    (i)     all trade and other accounts
receivable and notes receivable that are payable to the Seller;

                                    (ii)    all inventories of raw materials,
work in process, finished goods, supplies, packaging materials, spare parts and similar items;

                                    (iii)   all machinery, equipment, furniture,
fixtures and leasehold improvements;

                                    (iv)    all leaseholds and subleaseholds in
real property, and easements, rights-of-way and other appurtenants thereto;

                                    (v)     all lists of suppliers, customers
and sales records of the Seller which relate to its business, all employee records with respect to Scheduled




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Employees (as defined in Section 4.9) and all advertising, promotional and marketing materials which relate to its business;

                                    (vi)    all (A) patents, patent
applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility, model, certificate of invention and design patents, patent applications, registrations and applications for registrations, (B) trademarks, service marks, trade drafts, logos, trade names and corporate names and registrations and applications for registration thereof, (C) copyrights and registrations and applications for registration thereof, (D) computer software, data and documentation, (E) trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (F) other proprietary rights relating to any of the foregoing (including without limitation remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions) and (G) copies and tangible embodiments thereof (collectively, "Intellectual Property");

                                    (vii)   all rights under the contracts set
forth in SCHEDULE 1.1(a)(vii) attached hereto (collectively, the "Assigned Contracts"); and

                                    (viii)  all claims, prepayments, causes of
action, choses in action, rights of recovery, rights of setoff and rights of recoupment and all rights under warranties to which the Seller is entitled and which are assignable;

                           (b)      Notwithstanding the provisions of
Section 1.1(a), the Acquired Assets shall not include the following assets (the "Excluded Assets"):

                                    (i)     the corporate charter,
qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, books, records, accounts, ledgers, files, documents, correspondence, lists, employment records, minute books, stock transfer books and other documents relating to the organization and existence of the Seller as a corporation;

                                    (ii)    any of the rights of the Seller
under this Agreement or the Ancillary Agreements (for purposes of this Agreement, "Ancillary Agreements" shall mean the Escrow Agreement (as defined in
Section 1.4(b)(vi)), the bill of sale and other instruments of conveyance referred to in Section 1.4(b)(iii), the instrument of assumption and other instruments referred to in Section 1.4(b)(iv) and any other agreements executed in respect of the transactions contemplated hereby);

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                                    (iii)   those assets listed on
SCHEDULE 1.1(b)(iii) attached hereto; and

                                    (iv)    all permits, licenses,
registrations, certificates, order, approvals, franchises, variances and similar rights ("Permits") issued by or obtained from any governmental, regulatory or administrative authority or agency, court or arbitrational tribunal (a "Governmental Entity").

         1.2.     ASSUMPTION OF LIABILITIES.

                           (a)      Upon and subject to the terms and conditions
of this Agreement, the Buyer shall assume and become responsible for, from and after the Closing, all of the following liabilities of the Seller (collectively, the "Assumed Liabilities"):

                                    (i)     all obligations of the Seller
arising after the Closing under the Assigned Contracts; and

                                    (ii)    specifically enumerated other
Assumed Liabilities listed on SCHEDULE 1.2(a)(II) attached hereto.

                           (b)      Except as set forth in Section 1.2(a), the
Buyer shall not assume or become responsible for, and the Seller shall remain liable for, any and all liabilities or obligations (whether absolute or contingent, whether liquidated or unliquidated, whether due or to become due, and whether claims with respect thereto are asserted before or after the Closing) of the Seller which are not Assumed Liabilities (collectively, the "Retained Liabilities"). The Retained Liabilities shall include, without limitation, the following:

                                    (i)     all liabilities of the Seller or its
subsidiaries ("Subsidiaries") for or with respect to Taxes (as defined below) which are not otherwise Assumed Liabilities. As used in this Agreement, the term "Taxes" means all federal, national, subnational, state, provincial, local or foreign (i.e., other than United States or Canadian) income, excise, gross receipts, ad valorem, profits, property, production, sales, use, payroll, employment, severance, withholding, license, franchise and other taxes, duties, tariffs, registration fees, charges, levies or like assessments imposed on Seller or its Subsidiaries, together with interest, additions, or penalties with respect thereto and any interest in respect of each additions and penalties;

                                    (ii)    all liabilities of the Seller and
its Subsidiaries with respect to any legal obligation to withhold, deduct, collect, remit or pay any tax or premium imposed on or with respect to any employee or customer of Seller and its

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Subsidiaries by any United States or Canadian federal, national, subnational, state, provincial, local or foreign (i.e., other than United States or Canadian) authority;

                                    (iii)   all liabilities of the Seller for
costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated by this Agreement that exceed the amount set forth in Section 10.12;

                                    (iv)    all liabilities or obligations of
the Seller under this Agreement or the Ancillary Agreements;

                                    (v)     all liabilities and obligations of
the Seller under any agreements, contracts, leases or licenses which are not Assigned Contracts;

                                    (vi)    all liabilities and obligations
which are not otherwise Assumed Liabilities resulting from any termination of employment of employees of the Seller or its Subsidiaries prior to the Closing Date (as defined in Section 1.4(a)) which is not related to the acquisition by the Buyer of the Acquired Assets, or under any employee benefit plan established or maintained by the Seller; and

                                    (vii)   all intercompany liabilities of the
Seller.

         1.3. PURCHASE PRICE. The purchase price to be paid by the Buyer for the Acquired Assets at the Closing shall be $36,910,216, payable by tendering an official bank draft drawn upon a Canadian chartered bank or by negotiable cheque payable in U.S. funds and certified by a Canadian chartered bank or, if agreed to by the Seller, by wire transfer or other delivery of immediately available funds. Such amount, as it may be adjusted pursuant to Section 1.7, is referred to as the "Purchase Price" and is subject to the escrow provisions of Section 1.5.

         1.4.     THE CLOSING.

                           (a)      The closing of the transactions contemplated
by this Agreement (the "Closing") shall take place at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, USA commencing at 10:00 a.m. local time on March 31, 1998, or, if all the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable after the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (the "Closing Date").

                           (b)      At the Closing:

                                    (i)     the Seller shall deliver to the
Buyer the various certificates, instruments and documents referred to in
Section 5.2;

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                                    (ii)    the Buyer shall deliver to the
Seller the various certificates, instruments and documents referred to in
Section 5.3;

                                    (iii)   the Seller shall execute and deliver
to the Buyer a bill of sale in the form attached hereto as EXHIBIT A and such other instruments of conveyance (e.g., a trademark assignment or assignment of lease) as the Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Buyer of valid ownership of the Acquired Assets;

                                    (iv)    the Buyer shall execute and deliver
to the Seller an instrument of assumption in the form attached hereto as EXHIBIT B and such other instruments as the Seller may reasonably request in order to effect the assumption by the Buyer of the Assumed Liabilities;

                                    (v)     the Buyer shall pay to the Seller
the Purchase Price as specified in Section 1.3, less the amount to be deposited in escrow pursuant to Section 1.5;

                                    (vi)    the Buyer, Seller and the Escrow
Agent (as defined therein) shall execute and deliver an escrow agreement in the form attached hereto as EXHIBIT C (the "Escrow Agreement") and the Buyer shall deposit funds with the Escrow Agent in accordance with Section 1.5;

                                    (vii)   the Seller shall deliver to the
Buyer, or otherwise put the Buyer in possession and control of, all the Acquired Assets of a tangible nature;

                                    (viii)  the Seller shall deliver to the
Buyer proof of compliance with the Bulk Sales Act (Ontario); and

                                    (ix)    the Buyer and the Seller shall
execute and deliver to each other a cross-receipt evidencing the transactions referred to above.

         1.5. ESCROW. At the Closing, an amount equal to 4% of the Purchase Price otherwise payable by the Buyer to the Seller at the Closing shall be paid by the Buyer to the Escrow Agent for the purpose of securing the indemnification obligations of the Seller set forth in this Agreement. Such amount (the "Escrow Fund") shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

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         1.6.     ALLOCATION.

                  The Buyer and the Seller agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and United States and Canadian tax purposes) in accordance with the allocation schedule attached hereto as SCHEDULE 1.6. The Buyer and the Seller agree to report the purchase and sale of the Acquired Assets and allocate the Purchase Price consistent with the foregoing allocation and shall take no position contrary thereto unless required to do so pursuant to a determination (as described in Section 1313(a)(1) of the Code) or its equivalent under the laws of jurisdictions other than the United States.

         1.7.     POST-CLOSING ADJUSTMENTS.  The Purchase Price set forth in
Section 1.3 shall be subject to adjustment after the Closing Date as follows:

                           (a) Within 60 days after the Closing Date, the
Seller, at Seller's expense, shall prepare and deliver to the Buyer and Price Waterhouse, LLP or its successor ("Price") a balance sheet reflecting only the Acquired Assets and Assumed Liabilities (the "Draft Closing Balance Sheet") as of the close of business on the Closing Date (without giving effect to the transactions contemplated by this Agreement). The Seller shall prepare the Draft Closing Balance Sheet in accordance with GAAP (as defined in Section 2.4(c)) applied on a basis consistent with the preparation of the Financial Statements (as defined in Section 2.5).

                           (b) Price shall, at the Buyer's expense, audit the
Draft Closing Balance Sheet and the Draft Closing Balance Sheet shall be adjusted in accordance with such accounting firm's determination. Price shall then send the Draft Closing Balance Sheet to the Seller and the Buyer. The Seller shall deliver to the Buyer, within 30 days of receiving the Closing Balance Sheet, a detailed statement describing its objections (if any) thereto. The Buyer and Seller shall use reasonable efforts to resolve such objections, but if they do not reach resolution within 30 days after the Buyer has received the statement of objections, the Buyer and the Seller jointly shall select another independent public accounting firm to resolve any remaining objections. The Draft Closing Balance Sheet reflecting the resolution of such objections (if any) shall be the "Closing Balance Sheet." Such determination by such accounting firm shall be conclusive and binding upon the Buyer and the Seller. Failure of the Seller to so object to the audited Draft Closing Balance Sheet shall constitute acceptance thereof, whereupon the Draft Closing Balance Sheet shall be deemed the Closing Balance Sheet.

                           (c) If the remainder of the book value of the
Acquired Assets less the book value of the Assumed Liabilities ("Net Book Value"), each as determined by reference to the Most Recent Balance Sheet, (as defined in Section 2.7), is less than the Net Book Value as determined by reference to the Closing Balance

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Sheet, the Seller shall pay to the Buyer, by wire transfer or other delivery of immediately available funds, within three business days after the date on which the Closing Balance Sheet is finally determined pursuant to this Section 1.7, an amount equal to such deficiency plus interest thereon at six percent per annum from the Closing Date.

                           (d) If the Net Book Value as determined by reference
to the Most Recent Balance Sheet is greater than the Net Book Value as determined by reference to the Closing Balance Sheet, the Buyer shall pay the Seller, by wire transfer or other delivery of immediately available funds, within three business days after the date on which the Closing Balance Sheet is finally determined pursuant to this Section 1.7, an amount equal to such difference plus interest thereon at six percent per annum from the Closing Date.

                           (e) If the Purchase Price is adjusted pursuant to
this Section 1.7, the allocation of the Purchase Price among the Acquired Assets as set forth in SCHEDULE 1.6 attached hereto shall be appropriately modified to reflect increases or decreases in the various asset categories which give rise to such adjustments.

                           (f) All fees and expenses of the accounting firm
selected by the parties pursuant to Section 1.7(b) incurred in connection with the resolution of objections to the Draft Closing Balance Sheet shall be shared equally by the Parties.

         1.8. FURTHER ASSURANCE. At any time and from time to time after the Closing, at the request of the Buyer and without further consideration, the Seller shall execute and deliver such other instruments of sale, transfer, conveyance and assignment and take such action as the Buyer may reasonably determine is necessary to transfer, convey and assign to the Buyer, and to confirm Buyer's rights to, title in and ownership of, the Acquired Assets and to place the Buyer in actual possession and operating control thereof.


                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         The Seller represents and warrants to the Buyer that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule attached hereto (the "Disclosure Schedule"). The Disclosure Schedule shall be initialed by the Parties and shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and the disclosures in any paragraph of the Disclosure Schedule shall qualify only the corresponding

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paragraph in this Article II and any other paragraph in this Article II which is specifically qualified by such disclosure.

         2.1. ORGANIZATION, QUALIFICATION AND CORPORATE POWER. The Seller is a corporation duly incorporated and validly existing under the laws of the Province of Ontario. The Seller is duly qualified to carry on business under the laws of each jurisdiction in which the failure to so qualify would have a material adverse effect on the business, assets, financial condition, resale of operations or future prospects of the Seller (a "Seller Material Adverse Effect"). The Seller has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Seller has furnished to the Buyer true and complete copies of its Articles of Incorporation and By-laws, each as amended and as in effect on the date hereof. The Seller is not in default under or in violation of any provision of its Articles of Incorporation or By-laws. The Seller is not an offering corporation as such term is defined in the Business Corporations Act (Ontario).

         2.2. CAPITALIZATION. The authorized capital stock of the Seller consists of an unlimited number of common shares (the "Common Shares") and an unlimited number of a class of preferred shares, issuable in series, of which 12,930,078 Common Shares are issued and outstanding.

Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list of (i) all shareholders of the Seller, indicating the number of Common Shares held by each shareholder, and (ii) all holders of options to acquire Common Shares ("Options"), indicating the number of Common Shares subject to each Option and setting forth all options the vesting of which accelerate by the terms of such options as a result of the consummation of the transactions contemplated by this agreement. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Seller is a party or which are binding upon the Seller providing for the issuance, disposition or acquisition of any of its capital stock, other than the Options listed in
Section 2.2 of the Disclosure Schedule. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Seller. There are no agreements, voting trusts, proxies, or understandings with respect to the voting, or registration under the United States Securities Act of 1933, as amended (the "Securities Act") or the Securities Act (Ontario), of any Common Shares.

         2.3. AUTHORIZATION OF TRANSACTION; NONCONTRAVENTION; NO CONSENTS OR APPROVALS. The Seller has all requisite corporate power and authority to enter into this Agreement and, subject to approval of the Agreement by the Seller Shareholders and the Seller Required Statutory Approvals (as defined below), to consummate the transactions contemplated hereby. The execution and delivery by the Seller of this Agreement and the consummation of the transactions contemplated hereby have been

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duly authorized by all necessary corporate action on the part of the Seller, including the unanimous approval of the Board of Directors of the Seller, subject only to approval of the Agreement and other transactions contemplated hereby by holders of Common Shares (the "Seller Shareholders"). This Agreement has been duly executed and delivered by the Seller and constitutes a valid and binding obligation of the Seller enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether in equity or at law). The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or a loss of a material benefit under, or the creation of a lien, pledge, Security Interest (as defined below), charge or other encumbrance on assets (any such conflict, violation, default, right, loss or creation being referred to herein as a "Violation") pursuant to, or require any notice, consent or waiver under (i) the charter documents of the Seller or of any subsidiary of the Seller or (ii) except as set forth on Section
2.3 of the Disclosure Schedule, any loan or credit agreement, note, bond, mortgage, indenture, contract, understanding or commitment, lease, or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Seller or any subsidiary of the Seller or their respective properties or assets, other than, in the case of (ii), any such Violation which individually or in the aggregate would not have a Seller Material Adverse Effect. For purposes of this Agreement, "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's, and similar liens, (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount) ("Ordinary Course of Business") of the Seller and not material to the Seller. No consent, approval, order or authorization of or registration, declaration or filing with or exemption by, any Governmental Entity (collectively "Consents"), is required by or with respect to the Seller in connection with the execution and delivery of this Agreement by the Seller or the consummation by the Seller of the transactions contemplated hereby, except for Consents, if any, relating to (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the Investment Canada Act, (iii) the Competition Act (Canada), and
(iv) Canadian provincial securities laws, (the filings and approvals referred to in clauses (i) through (iv) are collectively referred to as the "Seller Required Statutory Approvals") and except for such other Consents which if not obtained or made would not have a Seller Material Adverse Effect.

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         2.4.     OWNERSHIP AND CONDITION OF ASSETS.

                           (a)      The Seller is the true and lawful owner, and
has good title to, all of the Acquired Assets, free and clear of all Security Interest, except as set forth in Section 2.4(a) of the Disclosure Schedule. Upon execution and delivery by the Seller to the Buyer of the instruments of conveyance referred to in Section 1.4(b)(iii), the Buyer will become the true and lawful owner of, and will receive good title to, the Acquired Assets, free and clear of all Security Interests except as set forth in Section 2.4(a) of the Disclosure Schedule.

                           (b)      Except as set forth in Section 2.4(b) of the
Disclosure Schedule, all of the Acquired Assets are located within the Province of Ontario, Canada.

         2.5. FINANCIAL STATEMENTS. The Seller has provided to the Buyer the audited consolidated balance sheets, consolidated statements of earnings and deficit and consolidated statements of changes in financial position for each of the fiscal years of the Seller ending August 31, 1996 and 1997 and the unaudited consolidated balance sheet, consolidated statements of earnings and deficit and consolidated statements of changes in financial position for the period ended December 31, 1997. Such financial statements (collectively, the "Financial Statements") have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of the Seller as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Seller (subject, in the case of unaudited statements, to normal recurring year-end adjustments).

         2.6. ABSENCE OF CERTAIN CHANGES. Since August 31, 1997, except as reflected on the Most Recent Balance Sheet (as defined in Section 2.7) and for the fact that the Seller's expenses exceed revenue at the rate of approximately Cdn. $325,000 per month, there has not been any material adverse change in the assets, business, financial condition or results of operations of the Seller, nor has there occurred any event or development which could reasonably be foreseen to result in such a material adverse change in the future. Except as otherwise disclosed in this Agreement, since December 31, 1997, the Seller has not taken any of the actions set forth in paragraphs (a) through (n) of Section 4.4.

         2.7. UNDISCLOSED LIABILITIES. The Seller has no material liability in the aggregate (whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the balance sheet included in the Seller's unaudited balance sheet as of December 31, 1997 (the "Most Recent Balance Sheet") a copy of which has been attached as Section 2.7 of the Disclosure Schedule, (b) liabilities which have arisen since December 31, 1997 in the Ordinary Course of Business and (c) contractual liabilities incurred in the Ordinary

Course of Business which are not required by GAAP to be reflected on a balance sheet.

         2.8.     TAX MATTERS.

                           (a)      All Taxes and other governmental charges
which have been incurred or are due or claimed to be due from Seller or its Subsidiaries, by any United States, Canadian or federal, provincial or state taxing authorities on or prior to the date hereof, have been paid in full other than charges that are not yet delinquent or are being contested in good faith and have not been finally determined. Except to the extent shown in the Financial Statements, the Seller is not liable for any federal, provincial, state or municipal or local taxes, assessments or other imposts or penalties whether or not due or accruing due, except for remittances of business tax, sales tax or goods and services tax not yet due;

                           (b)      Except as set forth on Section 2.8 of the
Disclosure Schedule, the Seller has filed all tax returns and notices that are required to be filed by or with respect to the Seller or its Subsidiaries for all periods ending on or prior to August 31, 1997, and each of such returns and notices was, as of the date it was filed, true, complete and accurate in all material respects;

                           (c)      The Seller is not aware of any tax
deficiencies or interest or penalties accrued or accruing, or alleged to be accrued or accruing, therein with respect to itself where it might reasonably be expected to result in a Seller Material Adverse Effect;

                           (d)      proper and accurate amounts have been
withheld, deducted, collected by Seller and its Subsidiaries from their employees or their customers for all periods in compliance in all material respects with the tax withholding provisions of applicable United States or Canadian federal, provincial or state laws;

                           (e)      Except as set forth on Section 2.8 of the
Disclosure Schedule, United States or Canadian federal, provincial or state returns, reports, notices and receipts which are accurate and complete in all material respects have been filed by Seller and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, sales, use, excise, gross receipts or goods and services taxes or charges, social security or similar social welfare arrangements and unemployment taxes; and

                           (f)      the amounts on such returns to be due and
payable have been withheld, deducted, collected, remitted or paid in full or adequate provision therefor has been included by Seller and its Subsidiaries in its consolidated financial statements as of August 31, 1997.

         2.9.     ACQUIRED ASSETS COMPLETE.

                           (a)      The Acquired Assets are, when utilized by a
labor force substantially similar to that employed by the Seller on the date hereof in the conduct of the business and operations of the Seller, adequate to conduct the business and operations of the Seller as currently conducted by the Seller.

                           (b)      Section 2.9(b) of the Disclosure Schedule
lists all assets of the Seller or its Subsidiaries in connection with or necessary for the conduct of the business of the Seller at any time during the last year which are not Acquired Assets which have a value in excess of $1,000.

         2.10. INTELLECTUAL PROPERTY. The Seller owns, licenses or otherwise has such rights to use, sell, license or dispose of all Intellectual Property rights, including without limitation all patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright registrations, computer programs, content and other computer software (including CDROMS), source code and object code for the software programs already published, currently being published, or proposed to be published by the Seller, technology, know-how, trade secrets, proprietary processes and formulae used in the conduct of the business of the Seller. Set forth in Section 2.10 of the Disclosure Schedule is a true and complete listing of (i) all software programs currently marketed or used by the Seller, whether owned by the Seller or licensed from others, indicating which are owned by the Seller and, for any that are licensed from others, the identity of the licensor, (ii) all of the Seller's registered trademarks and pending applications for trademark registrations, (iii) trademarks that are used in conjunction with the Seller's InfoCrypt product and are licensed from third parties, indicating the identity of the licensor, (iv) the Seller's registered copyrights and pending applications for copyright registration and (v) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility, model, certificate of invention and design patents, patent applications, registrations and applications for registrations. The Seller has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses and agreements (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership, of, and any claims or disputes relating to, each such item. The rights of the Seller to all such Intellectual Property are in full force.

         Except as set forth in Section 2.10 of the Disclosure Schedule:

                           (a)      the Seller has the right to bring actions
for the infringement of its rights to the Intellectual Property necessary to protect such rights in the Intellectual Property and the consummation of the transactions contemplated hereby will not (i) give rise to any right of termination, amendment, renegotiation, cancellation or acceleration with respect to any license or other agreement to use, sell, license or dispose of such Intellectual Property or (ii) in any way impair any currently existing right of the Seller to use, sell, license or dispose of or to bring any action for the infringement of any of the rights of the Seller to the Intellectual Property or any portion thereof;

                           (b)      none of the former or present employees,
officers or directors of, or consultants to, investor in, warrant holder or shareholder of the Seller holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property owned by the Seller; the Seller does not license from any present or, to the Seller's knowledge, former employee, officer, director of, or investor in, warrant holder or shareholder of, or consultant to, the Seller any Intellectual Property which is necessary for the business of the Seller as presently conducted other than the agreements listed in Section 2.10(b) of the Disclosure Schedule;

                           (c)      each license and other agreement with
respect to the use of any Intellectual Property currently used in the Seller's business is a valid, legally binding obligation of the Seller and, to the best knowledge of the Seller, all other parties thereto, enforceable in accordance with its terms, and except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally, and the Seller is not in material breach, violation or default thereof and, to the knowledge of the Seller, no event has occurred which with the giving of notice or the passage of time or both would constitute such a material breach, violation or default or give rise to any right of termination, amendment, renegotiation, cancellation or acceleration under any such license or agreement, and the Seller has no reason to believe that any other party to any such license or other agreement is in material breach, violation or default thereof;

                           (d)      the manufacture, marketing, use, sale,
licensure or disposition of any Intellectual Property in the manner currently used, sold, licensed or disposed of by the Seller or in the manner currently proposed to be used, sold, licensed or disposed of by the Seller does not and will not violate any license or agreement between the Seller and any third party or to the knowledge of the Seller, infringe on the rights of any person, nor has such an infringement been alleged within the past three years (other than such as have been resolved); there is not pending or, to the knowledge of the Seller, threatened claim or litigation challenging or questioning the validity, ownership or right to use, sell, license or dispose of any Intellectual Property in the manner in which currently used, sold, licensed or disposed of by the Seller, nor is there a valid basis for any such claim or litigation, nor has the Seller received any notice asserting that the proposed use, sale, license or disposition by the Seller of any of the Intellectual Property of the Seller conflicts or will conflict with the rights of any other party, nor is there a valid basis for any such assertion; and the Seller has not asserted any claim of infringement, misappropriation or misuse within the past three years; and

                           (e)      except for end-user customers and
prospective end-users who have demonstration units, the Seller has not agreed to indemnify any person or entity for or against any infringement, misappropriation or other conflict with respect to any item of Intellectual Property.

                           (f)      the Seller has not deposited in an escrow
account for the benefit of, or delivered to, any third party the source code for any of its InfoCrypt products, and the Seller is not obligated to do so.

                           (g)      except for end-user customers and
prospective end-users who have demonstration units, no customer of the Seller has any right to license InfoCrypt products from the Seller.

         2.11. INVENTORY. All inventory of the Seller, whether or not reflected on the Most Recent Balance Sheet, consists of a quality and quantity usable and saleable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the Most Recent Balance Sheet. All inventory not written-off has been priced at lower of cost of market on a FIFO basis. The quantities of each type of inventory, whether raw materials, work-in-progress or finished goods, are not excessive in the present circumstances of the Seller.

         2.12. REAL PROPERTY. Section 2.12 of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Seller and lists the term of such lease, any extension and expansion options, and the rent payable thereunder. The Seller does not own any real property. The Seller has made available to the Buyer correct and complete copies of the leases and subleases (as amended to date) listed in Section 2.12 of the Disclosure Schedule. With respect to each lease and sublease listed in Section 2.12 of the Disclosure Schedule:

                           (a)      the lease or sublease is legal, valid,
binding, enforceable and in full force and effect;

                           (b)      the lease or sublease will continue to be
legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing, subject to obtaining valid landlord's consents where applicable;

                           (c)      no party to the lease or sublease is in
material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                           (d)      there are no disputes, oral agreements or
forbearance programs in effect as to the lease or sublease;

                           (e)      the Seller has not assigned, transferred,
conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

                           (f)      all facilities leased or subleased
thereunder are supplied with utilities and other services necessary for the operation of said facilities.

         2.13. CONTRACTS. Except as disclosed in Section 2.13 of the Disclosure Schedule the Assigned Contracts constitute all the contracts to which the Seller is a party in respect of the business and operations of the Seller as currently conducted.

The Seller has made available to the Buyer a correct and complete copy of each agreement (as amended to date) listed in Section 2.13 of the Disclosure Schedule.

With respect to each Material Contract (as hereinafter defined) except as otherwise set forth in the Disclosure Schedule: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing; and (iii) the Seller is not in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration, under the agreement. "Material Contract" means those Assigned Contracts marked with an asterisk on Schedule 1.1(a)(vii).

         2.14. ACCOUNTS RECEIVABLE. All accounts receivable of the Seller reflected on the Most Recent Balance Sheet are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Most Recent Balance Sheet. A complete list of all accounts receivable of the Seller as of a date not more than two business days prior to the date of this Agreement, showing the aging thereof, is included in
Section 2.14 of the Disclosure Schedule.

         2.15. INSURANCE. The Seller has the Acquired Assets insured by reputable insurers against loss or damage as is appropriate to its business as presently conducted in such amounts and against such risks as are customarily carried and insured against by owner's of comparable businesses, properties and assets, and such insurance coverage will be continued in full force and effect to and including the Closing Date. All such policies of insurance are in full force and effect and the Seller is not in material default, whether as to the payment of premium or otherwise, under the terms of any such policy.

         2.16. LITIGATION. Section 2.16 of the Disclosure Schedule identifies, and contains a brief description of, (a) any unsatisfied judgement, order, decree, stipulation or injunction and (b) any claim, complaint, action, suit, proceeding, hearing or investigation of or in any Governmental Entity or before any arbitrator to which the Seller is a party or, to the knowledge of the Seller, is threatened to be made a party. None of the complaints, actions, suits, proceedings, hearings, and investigations set forth in Section 2.16 of the Disclosure Schedule could have a Seller Material Adverse Effect.

         2.17. PRODUCT LIABILITY. The Seller has no liability, and there is no present, and the Seller has no knowledge of any future, basis for any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Seller, or of any future basis for any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Seller, giving rise to any material liability, arising out of any injury to individuals or property, or any loss of data or other information, as a result of the ownership, possession, or use of any product manufactured, sold, leased, licensed or delivered by the Seller.

         2.18. PRODUCT WARRANTY. No product sold, licensed or delivered by the Seller is subject to any guaranty, warranty, right of return or other indemnity beyond the applicable standard terms and conditions which are set forth in
Section 2.18 of the Disclosure Schedule. To date, the Seller has not experienced any material expenses associated with any guaranty, warranty, right of return or other indemnity.

         2.19. EMPLOYEES. Section 2.19 of the Disclosure Schedule contains a list of all current employees of the Seller ("Employees"), along with the position, length of service, age, and annual rate of compensation (including any bonus arrangements) of each such person and indicating those Employees who are party to written employment agreements or contracts, or bonus arrangements. All of the written employment agreements or contracts, or bonus arrangements, with Scheduled Employees (as defined in Section 4.9) are enforceable in accordance with their terms. The Seller has provided Buyer with a true and correct copy of each such agreement, contract or arrangement. There are no oral employment agreements or contracts with any Scheduled Employee which are not terminable by Seller upon providing that period of notice (or at Seller's option pay in lieu of notice) and severance pay, required by the applicable employment or labor standards legislation or by providing reasonable notice under common law. Each of the Seller's Employees or former employees who, either alone or in concert with others, created or creates, derived or derives, programmed or programs or designed or designs any of the Intellectual Property, has entered into a written agreement with the Seller in the forms attached to Section 2.19 of the Disclosure Schedule. To the knowledge of the Seller, no former employees, consultant, or independent contractors of the Seller have any claims or rights to any of the Intellectual Property. To the knowledge of the Seller, no Employee of the Seller is a party to or otherwise bound by any agreement with or obligated to any other person or entity (including any former employer or client) which in any respect conflicts with any obligation, commitment or job responsibility of such Employee under any agreement to which currently she or he is a party or otherwise. To the knowledge of the Seller, no key Employee or group of employees, has any plans to terminate employment with the Seller. The Seller is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or any other disturbances or disputes involving employees and, to the best of Seller's knowledge, none has been raised or threatened in writing or verbally within the two (2) year period prior to the date of this Agreement. There are no outstanding applications for certification or any other proceedings in which a labor union is claiming or seeking exclusive authority to bargain collectively for any employees of Seller and Seller has no knowledge of any organizational effort made or threatened, either currently or within the past two years by or on behalf of the labor union with respect to employees of Seller.

The business has been and is, carried on in compliance with all occupational health and safety Laws. To the best of Seller's knowledge, no current or former employees of Seller have suffered any serious disease or injury or death in the course of his or her employment by the Seller. Except as disclosed in Section
2.19 of the Disclosure Schedule, no Employee is on long-term disability leave, short-term disability leave, extended absence or is receiving or, to the knowledge of the Seller, has made application for workers' compensation. All current employer contributions and assessments under any applicable workers' compensation legislation in relation to the Business have been paid or accrued by the Seller and the Business has not been subject to any special or penalty assessment under such legislation which has not been paid. All filings in relation to such assessments have been remitted or filed. To the best of the knowledge of Seller, the workers' compensation claims experience of the Business will not result in a special or penalty assessment or surcharge under the applicable experience rating plan or program.

         2.20. EMPLOYEE BENEFITS. Except as disclosed in Section 2.20, the Massachusetts Mutual Life Insurance Company group benefit plan (Policy No. GI 106269-Canus Employee Benefit Trust) and the London Life Insurance Company employee benefits plan (Group Policy No. 18669) are the only employee benefit plans, programs or arrangements, whether written or unwritten, formal or informal, legally binding or not, maintained or contributed to or required to be contributed to by the Seller for its Employees or their dependents and beneficiaries (the "Plans"). The Seller has delivered to the Buyer true, complete and up-to-date copies of such Plans. All required premiums and other amounts required to be paid to such Plans have been paid in a timely fashion. All Plans have been operated and administered in accordance with their terms and in compliance with all applicable laws. There are no outstanding complaints, actions, suits or claims pending or threatened by any Employee (other than routine claims for benefits) or by any governmental agency in relation to such Plans. Also described in Section 2.20 of the Disclosure Schedule are all compensation practices and policies applicable to the Employees including practices and policies regarding vacations, sick leave, leaves of absence and all perquisites of employment, other than employee benefit programs mandated by law.

         2.21. LEGAL COMPLIANCE. The Seller and the conduct and operations of its business, are in compliance with each law (including rules and regulations thereunder) of any federal, provincial, state, local or foreign government, or any Governmental Entity, which (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to the Seller, except for any violation of or default under such law which may reasonably be expected not to have Seller Material Adverse Effect.

         2.22. CERTAIN BUSINESS RELATIONSHIPS WITH AFFILIATES. No Affiliate (as defined in Rule 405 promulgated under the Securities Act) of the Seller (a) owns any property or right, tangible or intangible, which is used in the business of the Seller, (b) has any claim or cause of action against the Seller, or (c) owes any money to the Seller. Section 2.22 of the Disclosure Schedule describes any transactions or relationships between the Seller and any Affiliate thereof which are reflected in the statements of earnings and deficit of the Seller included in the Financial Statements.

         2.23. BROKERS' FEES. Except as set forth in Section 2.23 of the Disclosure Schedule, the Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

         2.24. BOOKS AND RECORDS. The books and records of the Seller accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Seller and have been maintained in accordance with good business and bookkeeping practices.

         2.25. CUSTOMERS AND SUPPLIERS. Section 2.25 of the Disclosure Schedule of the Disclosure Schedule sets forth the list of each customer of or supplier to the Seller relating to the Seller's InfoCrypt products.

         2.26. SELLER ACTION. The Board of Directors of the Seller, at a meeting duly called and held, has by the unanimous vote of all directors present (i) determined that the transactions contemplated by this Agreement are fair and in the best interests of the Seller and its shareholders, (ii) approved the transactions contemplated by this Agreement and adopted this Agreement in accordance with the provisions of the Business Corporations Act (Ontario), and
(iii) directed that this Agreement be
submitted to the shareholders of the Seller for their adoption and approval and resolved to recommend that such shareholders vote in favor of the adoption of this Agreement.

         2.27. PERMITS. Section 2.27 of the Disclosure Schedule sets forth a list of all material permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those relating to the occupancy or use of leased real property) issued to or held by the Seller. Such listed Permits are the only Permits that are required for the Seller to conduct their respective businesses as presently conducted or as proposed to be conducted, except for those the absence of which would not have any Seller Material Adverse Effect.

         2.28. ADDITIONAL FINANCIAL INFORMATION. Sales in or into the United States of America attributable to the Acquired Assets in the Seller's most recent fiscal year did not equal or exceed $25,000,000.

         2.29. EXPORT CONTROLS. The Seller, with respect to any products, technologies and/or technical data exported by Seller, has never been charged or questioned by Canadian or United States government officials with any violation of Canadian or United States export statute or regulation ("Export Rules") and the Seller, to the best of Seller's knowledge, has not violated any Canadian regulations including, but not limited to, cryptographic products, technologies and technical data. Seller represents and warrants that all such exports have been conducted in accordance with applicable Canadian export control laws and regulations, and all required Canadian export licenses, permits, or other authorizations have been applied for and obtained. The Seller's InfoCrypt products do not utilize any triple pass DES technology of United States origin.

         2.30.    YEAR 2000 MATTERS.

                           (a)      All dates entered into the InfoCrypt suite
of products (input dates) optionally allows the use of a century indicator. If the century indicator is omitted, all numbers from eighty (80) to ninety-nine
(99) are interpreted as being within the twentieth century (i.e. from 1980 to 1999). Furthermore, all numbers from zero (00) to seventy-nine (79) are interpreted as being within the twenty-first century (i.e. from 2000 to 2079).

                           (b)      All dates displayed by the InfoCrypt suite
of products (output data) display the century indicator.

                           (c)      All dates are measured based on Universal
Coordinated Time (UCT) which is the number of elapsed seconds since midnight (00:00:00) on January 1, 1970.

                           (d)      All date calculations involving the century
indicator do not cause an abnormal ending or generate incorrect results.

                           (e)      All sorting by date is performed and results
in an accurate sequence.

                           (f)      Leap years are defined as either years
evenly divisible by four (4) except for years ending in zero (00), or years ending in zero (00) which are divisible for four hundred (400).

         2.31. DISCLOSURE. No representation or warranty by the Seller contained in this Agreement, and no statement contained in the Disclosure Schedule, in the disclosure statement contemplated by Section 4.3 below, or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of the Seller pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading. The Seller has disclosed to the Buyer all material information relating to the business of the Seller or the transactions contemplated by this Agreement.


                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

         The Buyer represents and warrants to the Seller as follows:

         3.1. ORGANIZATION. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. No proceedings have been taken or authorized by the Buyer or, to the best of the Buyer's knowledge, by any other party, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding-up of the Buyer.

         3.2. CAPITALIZATION. The authorized capital stock of the Buyer consists of (i) 100,000,000 shares of common stock, .01 par value per share (the "Buyer Common Stock"), of which 29,605,848 shares were issued and outstanding and no shares were held in the treasury of the Buyer as of December 31, 1997, and (ii) 1,000,000 shares of preferred stock, none of which are issued and outstanding. Except as disclosed in this Section 3.2 or in the Buyer Reports (as defined below) there are not outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Buyer of any shares of its capital stock.

         3.3. AUTHORIZATION OF TRANSACTION. The Buyer has all requisite power and authority to execute and deliver this Agreement and the Escrow Agreement and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Escrow Agreement by the Buyer and the performance of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby by the Buyer have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against it in accordance with its terms.

         3.4. NONCONTRAVENTION. Neither the execution and delivery of this Agreement or the Escrow Agreement by the Buyer, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will (a) conflict or violate any provision of the charter or By-laws of the Buyer, (b) require on the part of the Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Buyer is a party or by which either is bound or to which any of their assets are subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of their properties or assets.

         3.5. REPORTS AND FINANCIAL STATEMENTS. The Buyer has previously furnished to the Seller complete and accurate copies, as amended or supplemented, of its (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as filed with the Securities and Exchange Commission ("SEC"), and (b) all other reports filed by the Buyer under the Securities and Exchange Act, 1934 (the "Exchange Act") with the SEC since December 31, 1996 (such reports are collectively referred to herein as the "Buyer Reports"). The Buyer Reports constitute all of the documents required to be filed by the Buyer under
Section 13 of the Exchange Act with the SEC since December 31, 1996. As of their respective dates, the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Buyer included in the Buyer Reports (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) and
(iii) fairly present the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein (subject, in the case of unaudited statements, to normal recurring year-end adjustments).

         3.6. ABSENCE OF MATERIAL ADVERSE CHANGES. Since September 27, 1997, there has not been any material adverse change in the assets, business, financial condition or results of operations of the Buyer.

         3.7. BROKERS' FEES. Except for fees or commissions of Broadview Associates, the Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

         3.8. LITIGATION. Except as disclosed in the Buyer Reports, there is no (a) unsatisfied judgment, order, decree, stipulation or injunction or (b) claim, complaint, action, suit, proceeding, hearing or investigation of or in any governmental entity before any arbitrator to which the Buyer is a party or, at the Buyer's knowledge threatened to be made a party, that could reasonably be expected to have a material adverse effect on the business, assets, financial condition, results of operations or future prospects of the Buyer.

         3.9. INVESTMENT CANADA ACT. The Buyer is a "WTO Investor" within the meaning of the Investment Canada Act and no approval or consent is required under such Act in connection with the execution, delivery and performance of this Agreement by the Buyer.

         3.10. GST. The Buyer certifies that it is a non-resident corporation and is not a registrant under Part IX of the Excise Tax Act (Canada).


                                   ARTICLE IV

                                    COVENANTS

         4.1. BEST EFFORTS. Each of the Parties shall use its respective best efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

         4.2.     NOTICES AND CONSENTS.

                           (a)      Each of the Parties shall use its respective
best efforts to obtain, at its expense, all such waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities, and to effect all such filings and notices with or to third parties and Governmental Entities, as may be required by or with respect to the Seller in connection with the transactions contemplated by this Agreement; provided that the Seller shall only be required to obtain consents from third parties in respect of those Assigned Contracts listed in Section 4.2(a) of the Disclosure Schedule.

                           (b)      If (i) any of the Assigned Contracts or
other assets or rights constituting Acquired Assets may not be assigned and transferred by the Seller to the Buyer (as a result of either the provisions thereof or applicable law) without the consent or approval of a third party,
(ii) the Seller, after using its best efforts, is unable to obtain such consent prior to the Closing and (iii) the Closing occurs nevertheless, then (A) such Assigned Contracts and/or other assets or rights shall not be assigned and transferred by the Seller to the Buyer at the Closing and the Buyer shall not assume the Seller's liabilities or obligations with respect thereto at the Closing, (B) the Seller shall continue to use its best efforts to obtain the necessary consent or approval as soon as practicable after the Closing, and (C) upon the obtaining of such consent or approval, the Buyer and the Seller shall execute such further instruments of conveyance (in the form executed at the Closing) as may be necessary to assign and transfer such Assigned Contracts and/or other assets or rights (and the associated liabilities and obligations of the Seller) to the Buyer.

         4.3.     APPROVAL OF SHAREHOLDERS.

                           (a)      On or before March 6, 1998, the Seller shall
call a special meeting of its shareholders for the purpose of passing a special resolution to approve this Agreement and the transactions contemplated hereby pursuant to a notice meeting the requirements of the OBCA. In the notice of meeting, the Board of Directors of the Seller shall recommend to such shareholders that they approve this Agreement and the transactions contemplated hereby. The Seller shall use its best efforts to obtain the approval of not less than two-thirds of the votes cast at the meeting (the "Requisite Shareholder Approval") and to give effect to the provisions of Section 4.8 below.

                           (b)      The Seller will prepare on or before
February 27, 1998 or as soon as reasonably practicable thereafter, meeting materials, reasonably acceptable to the Buyer, with respect to the special meeting of shareholders called to approve the Agreement and the transactions contemplated hereby and related matters.

         4.4. OPERATION OF BUSINESS. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, the Seller shall conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, file all tax returns for and pay all taxes which shall become due or shall have accrued, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Closing, the Seller shall not, without the written consent of the Buyer:

                           (a)      issue, sell, deliver or agree or commit to
issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) or authorize the issuance, sale or delivery of, or redeem or repurchase, any stock of any class or any other securities or any rights, warrants or options to acquire any such stock or other securities (except pursuant to the conversion or exercise of convertible securities, or Options outstanding on the date hereof), or amend any of the terms of any such convertible securities or Options; provided that the Seller shall be entitled to amend the terms of any outstanding options to enable optionholders to receive cash distributions without having to exercise the same;

                           (b)      split, combine or reclassify any shares of
its capital stock; declare, set aside or pay any stock dividend or other stock distribution in respect of its capital stock;

                           (c)      create, incur or assume any debt not
currently outstanding (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity other than in the Ordinary Course of Business;

                           (d)      amend the Massachusetts Mutual Life
Insurance Company or London Life Insurance Company employee benefits plans, enter into, adopt any employee benefit plan or any employment or severance agreement or arrangement of the type described in Section 2.21 or (except for normal increases in the Ordinary Course of Business) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually;

                           (e)      acquire, sell, lease, encumber or dispose of
any assets or property (including without limitation any shares or other equity interests in or securities of corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business;

                           (f)      amend its charter or By-laws;

                           (g)      change in any material respect its
accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

                           (h)      other than in the Ordinary Course of
Business mortgage or pledge any of its property or assets or subject any such assets to any Security Interest;

                           (i)      sell, assign, transfer or license any
Intellectual Property, other than in the Ordinary Course of Business;

                           (j)      initiate or settle any litigation;

                           (k)      enter into, amend, terminate, take or omit
to take any action that would constitute a violation of or default under, or waive any rights under, any material contract or agreement;

                           (l)      make or commit to make any capital
expenditure in excess of $10,000 per item;

                           (m)      take any action or fail to take any action
permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Seller set forth in this Agreement becoming untrue or (ii) any of the conditions to the consummation of the transactions contemplated by this Agreement set forth in Article V not being satisfied; or

                           (n)      agree in writing or otherwise to take any of
the foregoing actions.

         4.5. FULL ACCESS. The Seller shall permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of the Seller insofar as they relate to the Acquired Assets, the Scheduled Employees and the Assumed Liabilities. The Buyer (a) shall treat and hold as confidential any confidential information (as defined in the Nondisclosure Agreements between Buyer and Seller or between Buyer and Iceberg Limited (the "Nondisclosure Agreements"), (b) shall not use any of the Confidential Information except in connection with this Agreement, and (c) if this Agreement is terminated for any reason whatsoever, shall return to the Seller all tangible embodiments (and all copies) thereof which are in its possession.

         4.6. NOTICE OF BREACHES. The Seller shall promptly deliver to the Buyer written notice of any event or development that would (a) render any statement, representation or warranty of the Seller in this Agreement (including the Disclosure Schedule) inaccurate or incomplete in any material respect, or
(b) constitute or result in a breach by the Seller of, or a failure by the Seller to comply with, any agreement or covenant in this Agreement applicable to such party. The Buyer shall promptly deliver to the Seller written notice of any event or development that would (i) render any statement, representation or warranty of the Buyer in this Agreement inaccurate or incomplete in any material respect, or (ii) constitute or result in a breach by the Buyer of, or a failure by the Buyer to comply with, any agreement or covenant in this Agreement applicable to such party. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

         4.7. EXCLUSIVITY. The Seller shall not, and the Seller shall cause its subsidiaries and each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (a) encourage, solicit, initiate, engage or participate in discussions or negotiations with any person or entity (other than the Buyer) concerning any merger, amalgamation, consolidation, sale of material assets, tender offer, recapitalization, accumulation of Common Shares, proxy solicitation or other business combination involving the Seller, or any division of the Seller (an "Alternative Transaction") or (b) provide any non-public information concerning the business, properties or assets of the Seller to any person or entity (other than the Buyer). The Seller shall immediately notify the Buyer of, and shall disclose to the Buyer all details of, any inquiries, received by the Seller from any person or entity concerning an Alternative Transaction.

         4.8. VOTING AGREEMENT. Concurrently herewith, and as an inducement for the Buyer's entering into this Agreement, the Buyer is entering into a Voting Agreement, in the form attached as Schedule 4.8 with Seller Shareholders holding an aggregate of at least 67% of the issued and outstanding Common Shares of the Seller.

         4.9.     OFFER OF EMPLOYMENT.

                           (a)      Not later than seven business days prior to
the Closing time but conditional upon the completion of the Closing, the Buyer (or one of its wholly-owned subsidiaries) shall offer employment to certain Employees (the "Scheduled Employees") on terms and conditions which are similar in the aggregate to those upon which such Employees are employed by the Seller at the Closing Time and employ from and after the Closing Date every such Scheduled Employee who accepts such offer. Seller shall use its reasonable efforts to ensure that all Scheduled Employees accept such offers of employment. In such offer, the Buyer shall recognize the seniority of each Scheduled Employee as if the Scheduled Employee had been employed by the Buyer for a period of time equal to the time that such Scheduled Employee was employed by the Seller. After the Closing, the Buyer shall provide each Scheduled Employee with employee benefits which are similar in the aggregate to those provided under the Seller's employee benefit plans in effect at the Closing Date.

                           (b)      Until the Closing Date, the Seller shall be
responsible for all wages, salaries, bonuses, commissions, earned vacations, holiday pay, sick pay or leave and any other form of compensation or remuneration payable to the Scheduled Employees and any other current or former employees in respect of the services rendered by any of them. To the extent that such obligations are reflected on the Closing Balance Sheet, the Buyer agrees to assume such obligations as of the Closing Date. The Buyer shall be responsible for all compensation or remuneration arising or accruing after the Closing Date with respect to any Scheduled Employee who is offered employment by Buyer and accepts and commences such employment with Buyer on the Closing Date.

                           (c)      The Buyer shall indemnify and save harmless
the Seller and the Subsidiaries from and against all actions, causes of action, suits, claims, demands, grievances, arbitration awards, and any costs whatsoever (the "Claims") which may be asserted against the Seller or the Subsidiaries by any Scheduled Employee after the Closing. The Buyer shall further indemnify and save the Seller and the Subsidiaries from and against all Claims which may be asserted against the Seller or the Subsidiaries by any of their respective employees in respect of any termination of employment which occurs or is deemed to occur at the Closing regardless of whether such employee is a Scheduled Employee.

                           (d)      Other than the Claims referred to in
Section 4.9(c) and the Seller's obligations in respect of Schedule Employees to the extent such obligations are reflected in the Closing Balance Sheet, the Seller shall indemnify and save the Buyer harmless from and against all Claims which may be asserted by any employee or former employee, including any Scheduled Employee, or any government agency on their behalf, against the Buyer, whether asserted by or after the Closing Date, and which arise by reason of the employment or termination of employment of such individual by the Seller on or prior to the Closing Date which is not related to the acquisition by the Buyer of the Acquired Assets, or which arise under any of the Seller's employee benefit plans, including but not limited to, any and all liabilities and obligations in respect of wages, salaries, bonuses, commissions, vacation pay, holiday pay, severance pay, notice or pay in lieu of notice, termination pay, pension, workers' compensation, income tax withholdings, employment insurance, Canada pension plan or employer health tax.

         4.10. TRANSACTIONS WITH SUBSIDIARIES. Prior to the Closing, the Seller will cause any Acquired Assets held by a subsidiary of the Seller to be transferred to the Seller to permit the transactions contemplated by this Agreement.

         4.11. BULK SALES. The Seller agrees to consult with the Buyer's counsel in connection with the preparation of the materials required to seek the judicial exemption order exempting the Seller from compliance with the Bulk Sales Act (Ontario), (the "Order") and to obtain their prior approval thereof. In the event that the Order contains a condition requiring funds to be placed in trust or escrow for the benefit of the creditors of the Seller, the Buyer agrees to create such trust or escrow containing the required funds.

         4.12. TAX RETURNS. The Seller shall file, prior to the Closing Date, all tax returns by or with respect to the Seller or its Subsidiaries for all periods on or prior to August 31, 1997.


                                    ARTICLE V

                    CONDITIONS TO CONSUMMATION OF TRANSACTION

         5.1. CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each Party to consummate the transactions contemplated by the Agreement are subject to the satisfaction of the following conditions:

                           (a)      this Agreement shall have received the
Requisite Shareholder Approval; and

                           (b)      no action, suit or proceeding shall be
pending or threatened by or before any Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of the Buyer to own, operate or control any of the assets and operations of the Seller following the Closing, and no such judgment, order, decree, stipulation or injunction shall be in effect.

         5.2. CONDITIONS TO OBLIGATIONS OF THE BUYER. The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following additional conditions:

                           (a)      the representations and warranties of the
Seller set forth in Article II shall be true and correct in all material respects as of the date hereof and as of the Closing as if made as of the Closing, except for representations and warranties made as of a specific date, which shall be true and correct as of such date;

                           (b)      the Seller shall have performed or complied
with in all material respects its agreements and covenants required to be performed or complied with under this Agreement, including without limitation the requirements of
Section 1.4, as of or prior to the Closing;

                           (c)      the Seller shall have delivered to the Buyer
a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses (a) and (b) of Section 5.1 and clauses (a) through (d) of this Section 5.2 is satisfied in all respects;

                           (d)      the Buyer shall have received from Fasken,
Campbell Godfrey, counsel to the Seller, an opinion in form and substance reasonably acceptable to the Buyer, addressed to the Buyer and dated as of the Closing Date;

                           (e)      the Seller shall have delivered to the Buyer
an update, as of the date prior to the Closing Date, of each list contained in the Disclosure Schedule that lists or describes Acquired Assets;

                           (f)      the Seller shall have delivered to Buyer a
clearance certificate pursuant to Section 6 of the Retail Sales Act (Ontario) and the corresponding legislation in each other relevant province;

                           (g)      the Seller shall have (i) complied with the
Bulk Sales Act (Ontario) and delivered proof of such compliance to the Buyer or
(ii) provided the Buyer with an Order complying with the provisions of such act;

                           (h)      all holders of Special Warrants shall have
(i) exercised such Warrants into Common Shares and (ii) surrendered all outstanding certificates issued in connection with such exercise;

                           (i)      at least eighty-three percent of the
individuals identified on Schedule 5.2(i) shall have accepted offers of employment with the Buyer following the Closing as contemplated by Section 4.9;

                           (j)      the Seller shall have presented the Buyer a
copy of a letter from Sidus Systems, Inc. ("Sidus") confirming that Sidus has no rights in the Seller's InfoCrypt product;

                           (k)      the Seller shall have executed a warranty
bill of sale in respect of the Seller's fixed assets, inventory and development tools in favor of a wholly-owned subsidiary of the Buyer (the "Sub Bill of Sale");

                           (l)      Isolation Systems, Inc., the Seller's
wholly-owned subsidiary, shall have executed a warranty bill of sale in respect of its fixed assets in favor of the Buyer (the "U.S. Bill of Sale"); and

                           (m)      all actions to be taken by the Seller in
connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Buyer.

         5.3. CONDITIONS TO OBLIGATIONS OF THE SELLER. The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following additional conditions:

                           (a)      the representations and warranties of the
Buyer set forth in Article III shall be true and correct in all material respects as of the date hereof and as of the Closing as if made as of the Closing, except for representations and warranties made as of a specific date, which shall be true and correct as of such date;

                           (b)      the Buyer shall have performed or complied
with in all material respects its agreements and covenants required to be performed or complied with under this Agreement, including without limitation the requirements of Section 1.4, as of or prior to the Closing;

                           (c)      the Buyer shall have delivered to the Seller
a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clause (a) of
Section 5.1 and clauses (a) and (b) of this Section 5.3 is satisfied in all respects;

                           (d)      the Seller shall have received from Hale and
Dorr LLP, counsel to the Buyer, an opinion in form and substance reasonably acceptable to the Seller, addressed to the Seller and dated as of the Closing Date;

                           (e)      Buyer shall have delivered an aggregate
purchase price of $312,404 for those assets sold pursuant to the Sub Bill of Sale and the U.S. Bill of Sale; and

                           (f)      Buyer shall have delivered a stand-by letter
of credit in principal amount of $6.5 million issued by a Canadian chartered bank with an office in Toronto, Ontario, Canada in a form reasonably acceptable to the Seller.

                                   ARTICLE VI
                             POST-CLOSING COVENANTS

         6.1. PROPRIETARY INFORMATION. From and after the Closing, the Seller shall hold in confidence, and shall use its best efforts to have all of its Subsidiaries hold in confidence, all knowledge, information and documents of a confidential nature or not generally known to the public with respect to the Seller or the Buyer or their respective businesses (including without limitation the financial information, technical information or data relating to the Seller's products and names of customers of the Seller) and shall not disclose or make use of the same without the written consent of the Buyer, except to the extent that such knowledge, information or documents shall have become public knowledge other than through a breach of this Agreement by the Seller.

         6.2. SOLICITATION AND HIRING. For a period of three years after the Closing Date, the Seller shall not, either directly or indirectly as a stockholder, investor or partner (a) solicit or attempt to induce any Restricted Employee (as defined below) to terminate his employment with the Buyer or (b) hire or attempt to hire any Restricted Employee. For purposes of this Agreement, a "Restricted Employee" shall mean any person who either (i) was an employee of the Buyer on either the date of this Agreement or the Closing Date or (ii) was an employee of the Seller on either the date of this Agreement or the Closing Date and received an employment offer from the Buyer within five business days following the Closing Date.

         6.3.     NON-COMPETITION.

                           (a)      For a period of three years after the
Closing Date, the Seller shall not, either directly or indirectly as a stockholder, investor or partner (i) develop, manufacture, market or sell any product which is competitive with any product manufactured, sold or developed (or under development) by the Seller on or prior to the Closing Date or (ii) engage in any business competitive with the business of the Seller as conducted on the date of this Agreement or as of the Closing Date, in the United States or any other country in which the Seller conducted its business during the two years prior to the Closing Date.

                           (b)      The Seller agrees that the duration and
geographic scope of the non-competition provision set forth in this Section 6.3 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every province of Canada and state of the United States of America and each and every political subdivision of each and every country outside Canada and the United States of America where this provision is intended to be in effect.

         6.4.     SHARING OF DATA.

                           (a)      The Seller shall have the right for a period
of seven years following of Closing Date to have reasonable access to such books, records and accounts, including financial and tax information, correspondence, production records, employment records and other records that are transferred to the Buyer pursuant to the terms of this Agreement for the limited purposes of concluding its involvement in the business conducted by the Seller prior to the Closing Date and for complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. The Buyer shall have the right for a period of six years following the Closing Date to have reasonable access to those books, records and accounts, including financial and tax information, correspondence, production records, employment records and other records that are retained by the Seller pursuant to the terms of this Agreement to the extent that any of the foregoing relates to the Acquired Assets of the Seller's business as presently conducted and is needed by the Buyer in order to comply with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. Neither the Buyer nor the Seller shall destroy any such books, records or accounts retained by it without first providing the other Party with the opportunity to obtain or copy such books, records, or accounts.

                           (b)      Promptly upon request by the Buyer made at
any time during the three-year period following the Closing Date, the Seller shall authorize the release to the Buyer of all files pertaining to the Acquired Assets or the business or operations of the Seller held by any federal, provincial, state, county or local authorities, agencies or instrumentalities.

         6.5. USE OF NAME. The Seller agrees not to use the name Isolation Systems any name reasonably similar thereto after the Closing Date in connection with any business related to, competitive with, or an outgrowth of, the business conducted by the Seller on the date of this Agreement. The Seller shall amend its Articles of Incorporation and other corporate records, if necessary, to comply with this provision.

         6.6. COOPERATION IN LITIGATION. From and after the Closing Date, each Party shall fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such other Party relating to or arising out of the conduct of the business of the Seller or the Buyer prior to or after the Closing Date (other than litigation arising out of the transactions contemplated by this Agreement). The Party requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including legal fees and disbursements) by the Party providing such cooperation and by its officers, directors, employees and agents, but shall not be responsible for reimbursing such Party or its officers, directors, employees and agents, for their time spent in such cooperation.

         6.7. MAINTENANCE OF CORPORATE EXISTENCE. The Seller shall maintain its corporate existence for a period of six years following the Closing Date; provided that the provisions of this Section 6.7 shall not prevent the Seller from continuing into another Canadian jurisdiction and/or winding-up, consolidating, merging or amalgamating with or into another body corporate or from transferring all or substantially all of its assets to another corporation (any of such events being called herein a "Capital Reorganization") so long as the company into which or with which the Seller is continuing, winding-up, consolidating, merging or amalgamating or the company to which the Seller is transferring all or substantially all of its assets at the time of the Capital Reorganization has no liabilities and such corporation assumes in a writing under seal all of the liabilities of the Seller.

         6.8. ESTOPPEL CERTIFICATES. The Seller shall, within 30 days following the Closing Date, deliver to the Buyer estoppel certificates from each lessor under applicable lease(s) consenting to the assumption of the applicable lease(s) by the Buyer and representing that, on the Closing Date, there were no outstanding claims against the Seller under such lease(s).

                                   ARTICLE VII

                                 INDEMNIFICATION

         7.1. INDEMNIFICATION BY THE SELLER. Subject to the limitation on indemnification provisions set forth in Section 7.3(e), the Seller shall indemnify the Buyer in respect of, and hold the Buyer harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due to be come due or otherwise), monetary damages, forfeitures, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation, investigations, inquiries by Governmental Bodies or related proceedings) ("Losses") incurred or suffered by the Buyer or any affiliate of the Buyer resulting from, relating to or constituting:

                           (a)      any misrepresentation or breach of warranty
of the Seller contained in this Agreement, the Sub Bill of Sale or the U.S. Bill of Sale;

                           (b)      any failure to perform any covenant or
agreement of the Seller contained in this Agreement;

                           (c)      any former or present employees, officers
of, or consultants to, investor in warrant holder or shareholder of the Seller holding any moral rights in or to the Intellectual Property;

                           (d)      noncompliance by the Seller with all rules
and regulations relating to Intellectual Property including, but not limited to, the placement of appropriate patent and copyright notices on all of its products;

                           (e)      noncompliance by the Seller with any Export
Rules; and

                           (f)      any Retained Liabilities.

         7.2. BY THE BUYER. The Buyer shall indemnify the Seller in respect of, and hold the Seller harmless against, any and all Losses incurred or suffered by the Seller relating to or constituting:

                           (a)      any misrepresentation or breach of warranty
of the Buyer contained in this Agreement;

                           (b)      any failure to perform any covenant or
agreement of the Buyer contained in this Agreement;

                           (c)      any Assumed Liabilities; and

                           (d)      any claims referred to in Section 4.9(c).

         7.3.     LIMITATIONS ON INDEMNIFICATION.

                           (a)      Except as provided in Section 7.3(e), each
party's obligation to indemnify the other for Losses arising under Section 7.1(a) or Section 7.2(a), as the case may be, shall be limited as to amount, as follows:

                                            (i)      The Indemnitor (as defined
in Section 7.4) shall not be required to indemnify the Indemnitee (as defined in
Section 7.4) for any Losses except to the extent that the amount of such Losses, when added to the aggregate amount of all other Losses indemnifiable under
Article VII, exceeds $25,000;

                                            (ii)     To the extent that the
amount of any Losses, which when added to the aggregate amount of all other Losses indemnifiable under this Article VII exceeds $25,000, the Indemnitor shall indemnify the Indemnitee for such Losses in excess of $25,000.

                           (b)      Any indemnifiable liability or reimbursement
under this Article VII shall be limited to the amount of Losses sustained by the Indemnitee net of any applicable insurance payment made to the Indemnitee.

                           (c)      Except for the representations and
warranties of the Seller contained in (a) Section 2.30 (Export Controls) (which shall survive until the second anniversary of the Closing Date) and (b) Section 2.4(a) (Ownership and Condition of Assets) and Section 2.8 (Tax Matters) (which shall survive the fourth anniversary of the Closing Date), the representations and warranties of the Seller set forth in this Agreement or in any instrument or document furnished in connection herewith shall survive the Closing and the consummation of the transactions contemplated hereby and continue until the first anniversary date of the Closing Date and shall not be affected by any examination made for, by or on behalf of the Buyer. After such period, the Seller shall have no further liability hereunder with respect to such representations and warranties except that if a notice is given in accordance with the Escrow Agreement before expiration of such period, then (notwithstanding the expiration of such time period) the representation or warranty applicable to such claim shall survive until, but only for purposes of, the resolution of such claim.

                           (d)      The representations and warranties of the
Buyer set forth in this Agreement or in any instrument or document furnished in connection herewith shall survive the Closing and the consummation of the transactions contemplated hereby and continue until the first anniversary date of the Closing Date. If a notice is given in accordance with this Agreement before expiration of such period, then (notwithstanding the expiration of such time period) the representation or warranty applicable to such claim shall survive until, but only for purposes of, the resolution of such claim; provided, it being understood by the Parties that nothing contained in this Section 7.3(d) limits the rights of the Seller under Sections 7.2(b), (c) and (d) after the first anniversary date of the Closing Date.

                           (e)      Notwithstanding anything to the contrary
herein, the aggregate liability of the Seller (including its directors, officers, employees, shareholders and Affiliates) for Losses under this Article VII shall not exceed the Escrow Fund. Except with respect to claims based on fraud or claims for failure to close the transactions contemplated by this Agreement by reason of a breach of this Agreement, the rights of the Indemnitors under this Article VII shall be the sole and exclusive remedy of the Buyer with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Seller contained in this Agreement or any Ancillary Agreements and any other claims whether at law or equity to seek contribution, cost recovery, damages or other recourse of remedy from the Seller.

         7.4.     THIRD-PARTY CLAIMS.

                           (a)      In the event that any legal proceedings
shall be instituted or any claim or demand shall be asserted by any person (a "Third-Party Claim") in respect of which indemnification may be sought by any party or parties from any other party or parties under the provisions of this
Article VII, the party or parties
seeking indemnification (collectively, the "Indemnitee") shall cause written notice of the assertion of any Third-Party Claim of which it has knowledge that is covered by this indemnity to be forwarded promptly to the party or parties from which indemnification is sought (collectively, the "Indemnitor"); provided that the failure of an Indemnitee to give timely notice shall not affect rights to indemnification hereunder except to the extent that the Indemnitor has been damaged by such failure. The Indemnitor shall have the right, at its option and at its own expense, to be represented by counsel of its choice and to participate in the defense, negotiation and/or settlement of any Third-Party Claim.

                           (b)      In connection with any Third-Party Claim,
the Indemnitor, at the sole cost and expense of the Indemnitor, may, upon written notice to the Indemnitee, assume the defense of any such Third-Party Claim if (i) the Indemnitor acknowledges in writing the obligation of the Indemnitor to indemnify in accordance with the terms of this Agreement the Indemnitee with respect to such Third-Party Claim, (ii) the Third-Party Claim seeks monetary damages solely and (iii) an adverse resolution of the Third-Party Claim would not have a material adverse effect on the goodwill or reputation of the Buyer or its affiliates; PROVIDED, HOWEVER, that the Indemnitee may participate in any such proceeding with counsel of its choice and at its own expense; and PROVIDED FURTHER, HOWEVER, that if the Indemnitor assumes control of such defense and the Indemnitee reasonably concludes that the Indemnitor and the Indemnitee have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the Indemnitee shall be considered "Losses" for purposes of this Agreement. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto.

                           (c)      The Indemnitee shall not agree to any
settlement of such action, suit or proceeding without the prior written consent of the Indemnitor, which shall not be unreasonably withheld, unless the Indemnitee waives any right to indemnity therefor by the Indemnitor. Notwithstanding the foregoing, if a customer or a supplier of the Seller asserts that the Buyer is liable to such customer or supplier for a monetary or other obligation which may constitute or result in Losses for which the Buyer may be entitled to indemnification pursuant to this Article VII and the Buyer reasonably determines that it has a valid business reason to fulfill such obligations, then (i) the Buyer shall be entitled to satisfy such obligation without prior notice to or consent from the Seller, (ii) the Buyer may make a claim for indemnification pursuant to this Article VII and (iii) the Buyer shall be reimbursed, in accordance with the provisions of this Article VII, for any such Losses for which it is entitled to indemnification pursuant to the provisions of this Article VII, PROVIDED, HOWEVER, that if the Buyer makes a claim for indemnification in accordance with this sentence the Seller shall not be deemed to have waived any defense to such claim by the Buyer, notwithstanding the Buyer's prior satisfaction of the obligation for which indemnification is sought, and it shall not be a defense to the Buyer's claim for indemnification that the Buyer has satisfied the obligation for which indemnification is sought.

                           (d)      After final judgment or award shall have
been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnitee and the Indemnitor shall have arrived at a mutually binding agreement with respect to each separate matter indemnified by the Indemnitor, the Indemnitee shall forward to the Indemnitor notice of any sums due and owing by the Indemnitor with respect to such matter and the Indemnitor shall pay all of the sums so owing to the Indemnitee by check within 10 days after the date of such notice.

                                  ARTICLE VIII

                                   TERMINATION

         8.1. TERMINATION OF AGREEMENT. The Parties may terminate this Agreement prior to the Closing (whether before or after Requisite Shareholder Approval) as provided below:

                           (a)      the Parties may terminate this Agreement by
mutual written consent;

                           (b)      the Buyer may terminate this Agreement by
giving written notice to the Seller in the event the Seller is in breach, and the Seller may terminate this Agreement by giving written notice to the Buyer in the event the Buyer is in breach, of any material representation, warranty or covenant contained in this Agreement, and such breach is not remedied within 10 days of delivery of written notice thereof;

                           (c)      any Party may terminate this Agreement by
giving written notice to the other Party at any time after the Seller Shareholders have voted on whether to approve this Agreement and the transactions contemplated by this Agreement in the event this Agreement failed to receive the Requisite Shareholder Approval, PROVIDED, that the Seller may not terminate the Agreement under this subsection (c) prior to May 31, 1998;

                           (d)      the Buyer may terminate this Agreement by
giving written notice to the Seller if the Closing shall not have occurred on or before May 31, 1998 by reason of the failure of any condition precedent under
Section 5.1 or 5.2 hereof

(unless the failure results primarily from a breach by the Buyer of any representation, warranty or covenant contained in this Agreement); or

                           (e)      the Seller may terminate this Agreement by
giving written notice to the Buyer if the Closing shall not have occurred on or before May 31, 1998 by reason of the failure of any condition precedent under
Section 5.1 or 5.3 hereof (unless the failure results primarily from a breach by the Seller of any representation, warranty or covenant contained in this Agreement).

         8.2.     EFFECT OF TERMINATION.

                           (a)      If any Party terminates this Agreement
pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except as otherwise provided herein and for any liability of any Party for breaches of this Agreement); PROVIDED, HOWEVER, that the confidentiality provisions contained in Section 4.5 shall survive any such termination.

                           (b)      In the event that a proposal relating to an
Alternative Transaction shall have been made to the Seller or any Seller Shareholder or any person shall have publicly announced an intention (whether or not conditional) to make an Alternative Transaction and thereafter this Agreement is terminated pursuant to Section 8.1(c), and within one year of such termination, (i) the Seller enters into an agreement with respect to an Alternative Transaction with any person or other entity other than the Buyer (an "Other Acquiror") or (ii) an Other Acquiror shall have become the beneficial owner (as such term is defined in Rule 13d-3 of the Exchange Act) of a majority of the outstanding shares of capital stock entitled to vote in the election of directors of the Seller (each such transaction set forth in clause (i) and clause (ii) above being hereinafter referred to as an "Other Transaction"), then the Seller shall within three business days after the occurrence of an Other Transaction pay the Buyer a termination fee equal to $2,000,000 (the "Termination Fee") and shall promptly, but in no event later than two business days after being notified of such by Buyer, pay all of the documented out-of-pocket expenses, including those of the Exchange Agent, incurred by the Buyer in connection with this Agreement and the transactions contemplated by this Agreement (the "Buyer Expenses") up to a maximum of $300,000, in each case payable by wire transfer of same day funds. The Seller acknowledges that the covenants contained in this Section 8.2(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Buyer would not enter into this Agreement; accordingly, if the Seller fails to promptly pay the amounts due pursuant to this Section 8.2(b), and in order to obtain such payment, Buyer commences a suit which results in a judgment against the Seller for the fee set forth in this Section 8.2(b), the Seller shall pay to the Buyer its cost and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fees at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

                                   ARTICLE IX

                                   DEFINITIONS

         For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

         Defined Term                                       Section
         ------------                                       -------

         Acquired Assets                                    1.1(a)
         Affiliate                                          2.22
         Alternative Transaction                            4.7
         Ancillary Agreements                               1.1(b)(ii)
         Assigned Contracts                                 1.1(a)(vii)
         Assumed Liabilities                                1.2(a)
         Business                                           2.19
         Buyer                                              Introduction
         Buyer Common Stock                                 3.2
         Buyer Expenses                                     8.2(b)
         Buyer Reports                                      3.5
         Capital Reorganization                             6.7
         Claims                                             4.9(c)
         Closing                                            1.4(a)
         Closing Balance Sheet                              1.7(b)
         Closing Date                                       1.4(a)
         Common Shares                                      2.2(i)
         Consents                                           2.3
         Disclosure Schedule                                Article II
         Draft Closing Balance Sheet                        1.7(a)
         Employees                                          2.19
         Escrow Agreement                                   1.4(b)(vi)
         Escrow Agent                                       1.4(b)(vi)
         Escrow Fund                                        1.5
         Exchange Act                                       3.5
         Excluded Assets                                    1.1(b)
         Export Rules                                       2.29
         Financial Statements                               2.5
         GAAP                                               2.4(c)
         Governmental Entity                                1.1(b)(iv)
         HSR Act                                            2.3

         Indemnitee                                         7.4(a)
         Indemnitor                                         7.4(a)
         Intellectual Property                              1.1(a)(vi)
         Losses                                             7.1
         Material Contract                                  2.13
         Most Recent Balance Sheet                          2.7
         Net Book Value                                     1.7(c)
         Nondisclosure Agreements                           4.5
         Options                                            2.2
         Order                                              4.11
         Ordinary Course of Business                        2.3
         Other Acquiror                                     8.2(b)
         Other Transaction                                  8.2(b)
         Parties                                            Introduction
         Permits                                            1.1(b)(iv)
         Plans                                              2.20
         Price                                              1.7(a)
         Purchase Price                                     1.3
         Requisite Shareholder Approval                     4.3(a)
         Restricted Employee                                6.2
         Retained Liabilities                               1.2(b)
         Scheduled Employees                                4.9(a)
         SEC                                                3.5
         Securities Act                                     2.2
         Security Interest                                  2.3
         Seller                                             Introduction
         Seller Material Adverse Effect                     2.1
         Seller Required Statutory Approvals                2.3
         Seller Shareholders                                2.3
         Sidus                                              5.2(j)
         Special Warrants                                   2.2(ii)
         Sub Bill of Sale                                   5.2(k)
         Subsidiaries                                       1.2(b)(i)
         Taxes                                              1.2(b)(i)
         Termination Fee                                    8.2(b)
         Third-Party Claim                                  7.4(a)
         U.S. Bill of Sale                                  5.2(l)
         Violation                                          2.3
         WTO Investor                                       3.9

                                    ARTICLE X

                                  MISCELLANEOUS

         10.1. PRESS RELEASES AND ANNOUNCEMENTS. No Party shall issue any press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Parties; PROVIDED, HOWEVER, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party shall advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

         10.2. NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

         10.3. ENTIRE AGREEMENT. This Agreement (including the documents referred to herein), together with the Nondisclosure Agreements and the letter agreement between the Parties relating to certain tax indemnities, constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

         10.4. SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; PROVIDED, HOWEVER, the Buyer may assign its rights to purchase certain of the Acquired Assets to one or more wholly-owned subsidiary so long as the Buyer remains liable for such subsidiary's obligations in connection therewith.

         10.5. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         10.6. FACSIMILE EXECUTION. An executed copy of this Agreement may be delivered by any Party by facsimile. In such event, such Party shall forthwith deliver to the other Party the copy of this Agreement executed by such Party.

         10.7. HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         10.8. NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

              If to the Seller:                  Copy to:
              -----------------                  --------

         Isolation Systems Limited          Peter Ascherl, Esq.
         2 Eva Road                         Fasken Campbell Godfrey
         Suite 220                          4200 Toronto Dominion
         Toronto, Ontario M9C 2A8             Bank Tower
         Canada                             Box 20
         Attn: Secretary                    Toronto Dominion Centre
                                            Toronto M5K 1N6
                                            Canada

                                            and
                                            ---

                                            John L. Albright
                                            J.L. Albright Venture Partners Inc.
                                            145 King Street West
                                            Suite 1100
                                            Toronto, Ontario
                                            M5H 1J8

              If to the Seller:                  Copy to:
              -----------------                  --------

         Shiva Corporation                  John A. Burgess, Esq.
         28 Crosby Drive                    Hale and Dorr LLP
         Bedford, MA 01730                  60 State Street
         Attn: President                    Boston, MA 02109

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.


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



         10.9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws (and without reference to the law of conflicts) of The Commonwealth of Massachusetts.

         10.10. AMENDMENTS AND WAIVERS. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing; PROVIDED, HOWEVER, that any amendment effected subsequent to the Requisite Shareholder Approval shall be subject to the restrictions contained in the Business Corporations Act (Ontario). No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         10.11. SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforce ability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         10.12. EXPENSES. Except as set forth in this Agreement and in the Escrow Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses and investment banker fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; PROVIDED, HOWEVER, that if the transactions contemplated by this Agreement are consummated, the Buyer shall pay the Seller's costs and expenses (including legal fees and expenses and investment banker fees and expenses) incurred in connection with this Agreement, provided that if the Seller incurs more than an aggregate of $1,000,000 in legal, accounting, investment banking and related fees in connection with the transactions contemplated by this Agreement, any fees and expenses incurred by the Seller in excess of such amount shall be recovered by the Buyer pursuant to the Escrow Agreement without regard to the first sentence of Section 7.3(e); FURTHER, PROVIDED that the Parties shall bear equally the costs of terminating the Roston Associates Consulting Agreement, dated July 20, 1997, (up to a maximum liability of the Buyer equal to $30,000).

         10.13. SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that one or more of the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of Canada or the United States or any political subdivision thereof having jurisdiction over the Parties and the matter (subject to the provisions of Section 10.13), in addition to any other remedy to which it may be entitled, at law or in equity.

         10.14. CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

         10.15. INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         10.16. TRANSFER AND SALES TAX. Notwithstanding any provisions of law imposing the burden of such taxes on the Seller or the Buyer, as the case may be, the Buyer shall be responsible for and shall pay (a) all sales (including goods and services and provincial sales taxes, together with any interest and penalties payable thereon), use, stamp and transfer taxes, and (b) all governmental charges, if any, upon the sale or transfer of any of the Acquired Assets hereunder. If the Buyer shall fail to pay such amounts on a timely basis, the Sellers may (but shall not be obligated to) pay such amounts to the appropriate governmental authority or authorities, and the Buyer shall promptly reimburse the Seller for any amounts so paid by the Seller.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


         SHIVA CORPORATION


         By: /s/ James L. Zucco
            -----------------------------

         Title:        President
               --------------------------


         ISOLATION SYSTEMS LIMITED


         By: Robert McQuade
            -----------------------------

         Title: Vice President, Finance
                and Secretary
               --------------------------


         By: /s/ John Albright
            -----------------------------

         Title: Assistant Secretary
                and Director
               --------------------------